UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2009

ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32423	02-0733940
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

One Alpha Place, P.O. Box 2345
Abingdon, VA 24212
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of David C. Stuebe as Vice President, Treasurer and Chief Financial Officer.

Effective February 5, 2009, Mr. David C. Stuebe retired from all positions with Alpha Natural Resources, Inc. ("Alpha" or the "Company") and its subsidiaries, including those of Vice President, Treasurer and Chief Financial Officer of Alpha.  Mr. Stuebe will remain employed with the Company until February 16, 2009 (the "Retirement Date"). A description of payments and benefits to be made to Mr. Stuebe in connection with his retirement are set forth under Item 5.02(e) herein.

A copy of the Company's press release announcing Mr. Stuebe’s retirement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(c)	Appointment of Eddie W. Neely as Executive Vice President and Chief Financial Officer.

Concurrent with Mr. Stuebe’s resignation (see Item 5.02(b) of this Current Report on Form 8-K) and effective on February 5, 2009, the Company’s Board of Directors (the "Board") appointed Eddie W. Neely to serve as the Company’s Executive Vice President and Chief Financial Officer, in addition to his existing positions as Assistant Secretary and Controller.  Mr. Neely, age 57, has served as a Company Vice President and Controller since Alpha’s formation in November 2004.  Mr. Neely joined the Company as the Secretary of Alpha Natural Resources, LLC, a subsidiary of Alpha, in August 2002, has also served as Vice President and Controller of Alpha Natural Resources, LLC since March 2003 and was appointed Chief Financial Officer of Alpha Natural Resources, LLC on February 5, 2009.  Mr. Neely holds other officer positions with Alpha subsidiaries, including Alpha Natural Resources Capital Corp. and Alpha Natural Resources Services, LLC.

Currently, there is no employment contract between the Company and Mr. Neely.  In connection with his promotion to the positions of Executive Vice President and Chief Financial Officer, Mr. Neely’s base salary will be increased from one hundred, eighty-nine thousand, two hundred and eighty dollars to two hundred and seventy-five thousand dollars, his annual incentive bonus target opportunity under the Company’s Annual Incentive Bonus ("AIB") Plan will be increased from thirty-percent to seventy-five percent, and his long-term incentive target opportunity under the Company’s long-term incentive program ("LTIP") will be increased from seventy-five percent to two hundred percent. In connection with his promotion and increase in LTIP opportunity percentage, he will be granted additional restricted stock and performance share awards in the amount of 8,284 and 12,426 shares, respectively, of the Company's common stock on the effective date of his promotion.  In addition, Mr. Neely’s participant levels under the Key Employee Separation Plan will be adjusted and set at the levels customarily provided for this position which have been disclosed in the Company's most recent annual meeting proxy statement.

A copy of the Company's press release announcing Mr. Neely's promotion to the positions of the Company's Executive Vice President and Chief Financial Officer is filed as Exhibit 99.1 to this Current Report on Form 8-K.

(e)	Retirement Payments to Mr. Stuebe.

In connection with Mr. Stuebe’s retirement, Mr. Stuebe and a subsidiary of Alpha entered into an Agreement (the "Agreement") on February 5, 2009. The Agreement  provides, among other matters, that Mr. Stuebe will be entitled to payments subject to his release of claims against the Company, and compliance with intellectual property and confidential information, non-disparagement and one-year non-competition and non-solicitation covenants set forth therein, which payments include: (i) a cash payment of three hundred, seventy-eight thousand, three hundred, thirty-two dollars; (ii) 2008 AIB payment for the performance period of January 1, 2008 through December 31, 2008 (subject to achievement of the performance goals thereunder as determined by the Compensation Committee of the Board (the "Compensation Committee")), (iii) shares deemed earned by him under his 2006 performance share award, which award had a performance period of January 1, 2006 through December 31, 2008, subject to achievement of the performance goals thereunder as determined by the Compensation Committee, (iv) a pro rata portion of his 2007 performance share award, subject to the Compensation Committee's determination of the achievement of the performance goals thereunder and based on the number of full months he provided services to the Company during the performance period (which period is January 1, 2007 through December 31, 2009) with payment, if any, being made after the end of such performance period; and (v) an amendment to his stock option award to permit him to exercise the portion of the option vested as of the Retirement Date until the earlier of February 17, 2010 or the expiration of the option term.

Changes to Mr. Neely's Compensatory Arrangements In Connection with Promotion

Under Item 5.02(c) of this Current Report on Form 8-K, there is a description of changes to Mr. Neely's compensatory arrangements with Alpha in connection with his promotion to the positions of the Company's Executive Vice President and Chief Financial Officer and such description is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On February 5, 2009, the Company hired and appointed Philip J. Cavatoni as its Treasurer and Executive Vice President - Finance and Strategy.  The press release announcing his appointment is filed as Exhibit 99.1 to this Current Report on Form-8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.                      Description

99.1                          Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA NATURAL RESOURCES, INC.

	By:	/s/ Vaughn R. Groves
Vaughn R. Groves
Vice President, Secretary and General Counsel

Date: February 6, 2009

EXHIBIT INDEX

Exhibit No.                                Description

99.1                                    Press Release.